Exhibit 99.1


            Valpey-Fisher Corporation Reports Second Quarter Results


     HOPKINTON, Mass.--(BUSINESS WIRE)--Aug. 8, 2006--Valpey-Fisher Corporation (AMEX: VPF), a provider of frequency control devices, including quartz crystals and oscillators, reported today its financial results for the second quarter ended July 2, 2006.
     For the quarter ended July 2, 2006, net sales were $2,927,000, gross profit was $1,072,000, and operating profit was $62,000. The operating profit includes $43,000 of employee stock option expense as required by Statement of Financial Accounting Standards ("SFAS") No. 123R. Net earnings were $62,000 or $.01 per share. Under previous accounting rules without the adoption of SFAS No. 123R, the Company would have reported net earnings of $104,000 or $.02 per share. For the quarter ended July 3, 2005, net sales were $3,015,000, gross profit was $1,056,000, and operating profit was $115,000. The operating profit in 2005 does not include any employee stock option expense required by SFAS No. 123R. Net earnings amounted to $96,000 or $.02 per share for the quarter ended July 3, 2005.
     Michael J. Ferrantino, President and Chief Executive Officer said, "We are pleased to report the current quarter's financial results were in line with our May 12th press release. Sales for the current quarter increased $55,000 from the $2,872,000 reported in the first quarter of 2006 while gross profit increased $61,000. More important, gross profit as a percentage of sales was 37%, the best in at least the last eight years. The steady improvement in gross profit is directly related to our conscious decision made almost two years ago to exit the commodities business and through increased investment in market driven R&D pursue less competitive and more complex products."
     Mr. Ferrantino continued, "Historically our business turns down in the last half of the year, however, this year as a result of several new product introductions, our expectations are somewhat more encouraging. Although the cycle time for our customers can be 9 to 18 months from the time we are "designed-in" to production, the volume of samples and new "design-ins" in the last few months have made me more confident that at least the third quarter of 2006 will be better than the third quarter of 2005. In view of the recent announcements from several of the major communication equipment suppliers of slower sales, we feel it best to remain conservative about any forecast for the fourth quarter at this time. Having said that, our sales force is confident that our 2006 fourth quarter sales will be better than 2005."
     In closing, Mr. Ferrantino said, "Now with eight quarters of profitability and a good book-to-bill ratio for the second quarter, coupled with the excellent reception of our new products, we expect to maintain and perhaps improve our gross margin, which should result in profit improvement for the balance of the year."

     Forward-Looking Statements

     Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as "expects", "believes", "estimates", "plans" or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, but not limited to: the Company's ability to continue to achieve profitability, the current production over-capacity within the suppliers of frequency control devices, the ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, the ability of the Company and its suppliers to produce and deliver materials and products competitively, the ability to limit the amount of the negative effect on operating results caused by pricing pressure, and the Company's ability to comply with Section 404 of the Sarbanes-Oxley Act.

Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Unaudited
(in thousands, except per share data)

                                      Quarter Ended   Six Months Ended
                                     --------------- -----------------
                                     7/2/06  7/3/05    7/2/06  7/3/05
                                     ------- ------- --------- -------

Net sales                            $2,927  $3,015    $5,799  $6,037
Cost of sales                         1,855   1,959     3,717   4,016
                                     ------- ------- --------- -------
   Gross profit                       1,072   1,056     2,082   2,021

Selling and advertising expenses        428     385       833     756
General and administrative expenses     466     479       929     940
Research and development expenses       116      77       243     164
                                     ------- ------- --------- -------
                                      1,010     941     2,005   1,860
                                     ------- ------- --------- -------
   Operating  profit                     62     115        77     161

Other income (expense), net              57      30       118      53
                                     ------- ------- --------- -------
Earnings before income taxes            119     145       195     214
Income tax (expense)                    (57)    (49)     (100)    (73)
                                     ------- ------- --------- -------
Net earnings                            $62     $96       $95    $141
                                     ======= ======= ========= =======


Basic and diluted earnings per share  $0.01   $0.02     $0.02   $0.03
                                     ======= ======= ========= =======

Basic weighted average shares         4,252   4,243     4,249   4,233
Diluted weighted average shares       4,260   4,276     4,254   4,356



Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
(in thousands)

                                                 (Unaudited) (Audited)
                                                     7/2/06  12/31/05
                                                 ----------- ---------
ASSETS
   Current assets:
      Cash and cash equivalents                      $7,909    $7,920
      Receivables, net                                1,697     1,495
      Inventories, net                                  843     1,028
      Deferred income taxes and other current
       assets                                           681       653
                                                 ----------- ---------
        Total current assets                         11,130    11,096
                                                 ----------- ---------
   Property, plant and equipment, at cost            11,006    10,927
    Less accumulated depreciation                     8,817     8,559
                                                 ----------- ---------
                                                      2,189     2,368
                                                 ----------- ---------
   Other assets                                         161       153
                                                 ----------- ---------
                                                    $13,480   $13,617
                                                 =========== =========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities                               $1,900    $2,205
   Deferred income taxes                                392       448
   Stockholders' equity                              11,188    10,964
                                                 ----------- ---------
                                                    $13,480   $13,617
                                                 =========== =========


     CONTACT: Valpey-Fisher Corporation
              Michael J. Kroll, 508-435-6831 ext. 600
              Vice President, Treasurer and Chief Financial Officer